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September 13, 1999


GPU Service Inc.
300 Madison Avenue
P.O. Box 1911
Morristown, NJ 07962
Attention: Mr. David Brauer

Dear Sirs:

     You have requested information from MYR Group Inc. (the "Company") in connection with the consideration of a possible negotiated transaction between the Company and you. We are willing to furnish such information to you on behalf of the Company only for the purpose of evaluating such transaction and pursuant to the terms of this Agreement. You agree that such information and any other information the Company or its Representatives (as hereinafter defined) furnish to you or your Representatives, whether before or after the date of this letter, together with any reports, analyses, compilations, memoranda, notes and any other writings prepared by you or your Representatives which contain, reflect or are based upon such information (collectively, the "Evaluation Material"), will be treated confidentially and will not be used by you in any way detrimental to the Company; provided, however, that (i) any of such information may be disclosed to officers, directors, general partners, employees, counsel, investment bankers and other representatives (such persons being generally referred to herein as "GPU Service Inc.") of yours who need to know such information for the purpose of evaluating a possible negotiated transaction between the Company and you (it being understood that you will cause your Representatives to treat such information confidentially and in accordance with the terms hereof), and (ii) any disclosure of such information may be made to which the Company consents in writing.

     You agree that neither you nor any of your Representatives will discuss a transaction involving the Company with any other person, or disclose to any other person either the fact that discussions or negotiations are taking place concerning a possible transaction or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, the media and any corporation, company, group, partnership or individual.

     In the event that you or any of your Representatives are required to disclose any Evaluation Material (i) in connection with any judicial or administrative proceedings (by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigation Demand or similar process) or (ii) in order, in the opinion of your outside counsel, to avoid violating the federal securities laws or applicable stock exchange regulations, you will in advance of such disclosure provide the Company with prompt notice of such requirement(s). You also agree, to the extent legally permissible, to provide the Company, in advance of any
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GPU Service Inc.
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September 13, 1999



such disclosures, with copies of any Evaluation Material you intend to disclose (and, if applicable, to the extent practicable, the text of the disclosure language itself) and to cooperate with the Company to the extent it may seek to limit such disclosure. If, in the absence of a protective order or the receipt of a waiver from the Company after a request in writing threrefor is made by you (such request to be made as soon as practicable to allow the Company a reasonable amount of time to respond thereto), you or your Representatives are legally required to disclose Evaluation Material to any tribunal or in order to comply with the federal securities laws, you may disclose such information without liability hereunder.

     In consideration for being furnished with the Evaluation Material you agree that for a period of three (3) years from the date of this Agreement, unless the Company's Board of Directors shall otherwise request in writing in advance, you will not, and shall cause your affiliates not to (and you and they will not assist, form a group, act in concert or participate with or encourage other persons to), directly or indirectly, (i) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, agreement, business combination or in any other manner, beneficial ownership of any securities or assets of the Company or its subsidiaries, including rights or options to acquire such ownership, (ii) seek or propose to influence, advice, change or control the management, Board of Directors, governing instruments or policies or affairs of the Company, including, without limitation, by means of a solicitation of proxies (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated pursuant to Section 14 of the Securities Exchange Act of 1934, disregarding clause (iv) of Rule14a-1(1)(2) and including any exempt solicitation pursuant to Rule 14a-2(b)(1)), contacting any person relating to any of the matters set forth in this agreement or seeking to influence, advise or direct the vote of any holder of voting securities of the Company or making a request to amend or waive any provision of this paragraph or the second paragraph of this letter, or (iii) make any public disclosure, or take any action which could require the Company to make any public disclosure, with respect to any of the matters set forth in this agreement.

     In the event that no transaction is effected involving you and the Company after you have been furnished with Evaluation Material, you will (and you will cause your Representatives to) promptly, upon the request of the Company, deliver to the Company the Evaluation Material, including any notes relating thereto, without retaining any copy thereof. If requested by the Company, an appropriate officer of yours will certify to the Company that all such material has been so delivered.

     For a period of two years from the date hereof, you agree that you and your affiliates will not, directly or indirectly, hire or seek to hire any individuals who at the time are employees of the Company, except that the foregoing shall not prohibit you from hiring or seeking to hire such employees through a general solicitation made through advertisement or a professional search firm.

     The term "Evaluation Material" does not include information which was or becomes generally available to you on a non-confidential basis, provided that the source of such information was not the Company or its Representatives or reasonable believed by you to be
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GPU Service Inc.
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September 13, 1999


bound by a confidentiality agreement. The term "affiliate" as used in this letter shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     Although the Company has endeavored to include in the Evaluation Material information known to them which they believe to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its Representatives makes any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its Representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material supplied by the Company or its Representatives except to the extent provided in any definitive agreement between you and the Company.

     It is agreed that no failure or delay by us or the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

     You agree that the Company, without prejudice to any rights to judicial relief it may otherwise have, shall be entitled to seek equitable relief, including injunction, in the event of any breach of the provisions of this letter agreement and that you shall not oppose the granting of such relief on the basis that the Company has an adequate remedy at law. You also agree that you will not seek and agree to waive any requirement for the securing or posting of a bond in connection with the Company's seeking or obtaining such relief.

     It is further understood and agreed that unless and until the execution and delivery of a definitive agreement with respect to any transaction referred to in the first paragraph of this letter, neither the Company nor you intends to be, nor shall either of you be, under any legal obligation of any kind whatsoever with respect to such a transaction or otherwise, by virtue of any written or oral expressions by your or the Company's respective Representatives with respect to such a transaction, except for the matters specifically agreed to in this letter. This provision may only be modified or waived by a separate writing signed by the Company and you expressly so modifying or waiving this provision.

     You hereby confirm that you are aware and that your Representatives have been advised that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company.

     This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

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GPU Service, Inc.
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September 13, 1999

     If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter, whereupon this letter will constitute our agreement with respect to the subject matter hereof.

                                        Very truly yours,

                                        BERENSON MINELLA & COMPANY
                                        ON BEHALF OF MYR GROUP INC.

                                        By: /s/ Christopher J. Picotte
                                        Name: Christopher J. Picotte
                                        Title: Vice President

CONFIRMED AND AGREED TO:

GPU SERVICE INC.


By: /s/ David C. Brauer

Name: David C. Brauer

Title: Vice President

Dated: 9/14/99